EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., April 26, 2022 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.5 million or $0.75 per diluted share for the quarter ended March 31, 2022, compared to $2.9 million or $0.88 per diluted share for the quarter ended March 31, 2021. The decrease in net income is primarily due to decreases in net interest income after provision for loan losses and noninterest income and an increase in noninterest expense.

Net interest income after provision for loan losses decreased $152,000 for the quarter ended March 31, 2022 as compared to the same period in 2021. Interest income decreased $87,000 when comparing the periods due to a decrease in the average tax-equivalent yield on interest-earning assets from 3.13% for the first quarter of 2021 to 2.68% for the first quarter of 2022 partially offset by an increase in the average balance of interest-earning assets from $954.8 million for the first quarter of 2021 to $1.10 billion for the first quarter of 2022.   Fees recognized from loans issued as part of the Small Business Administration’s Paycheck Protection Program (“PPP”) are included in interest income. The decrease in the tax-equivalent yield was primarily due to a decrease in PPP fees recognized, which totaled $25,000 during the first quarter of 2022 as compared to $625,000 for the same period in 2021.   Interest expense decreased $35,000 when comparing the periods due to a decrease in the average cost of interest-bearing liabilities from 0.17% for the first quarter of 2021 to 0.13% for the first quarter of 2022 partially offset by an increase in the average balance of interest-bearing liabilities from $684.7 million for the first quarter of 2021 to $799.5 million for the first quarter of 2022. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 2.96% for the quarter ended March 31, 2021 to 2.55% for the same period in 2022.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $75,000 for the quarter ended March 31, 2021 to $175,000 for the quarter ended March 31, 2022. The Bank recognized net charge-offs of $13,000 for the quarter ended March 31, 2022 compared to $72,000 for the same period in 2021.

Noninterest income decreased $291,000 for the quarter ended March 31, 2022 as compared to the same period in 2021. Gains on the sale of loans and unrealized gains on equity securities decreased $301,000 and $171,000, respectively, when comparing the two periods. This was partially offset by a $99,000 increase in service charges on deposit accounts.

Noninterest expense increased $187,000 for the quarter ended March 31, 2022 as compared to the same period in 2021, due primarily to increases in other expenses, data processing expense and professional fees of $97,000, $60,000 and $51,000, respectively.

Income tax expense decreased $218,000 for the first quarter of 2022 as compared to the first quarter of 2021 primarily due to a decrease in pre-tax net income. As a result, the effective tax rate for the quarter ended March 31, 2022 was 13.7% compared to 17.4% for the same period in 2021.

Total assets increased $17.9 million to $1.17 billion at March 31, 2022 from $1.16 billion at December 31, 2021. Loans receivable increased $22.7 million from December 31, 2021 to March 31, 2022 while cash and cash equivalents and investments securities decreased $4.8 million and $4.2 million, respectively, during the same period. Deposit growth funded the increase in assets as deposits grew $36.5 million from $1.04 billion at December 31, 2021 to $1.07 billion at March 31, 2022. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $2.3 million at December 31, 2021 to $2.1 million at March 31, 2022.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2022	2021
(Dollars in thousands, except per share data)

Total interest income	$7,205	$7,292
Total interest expense	253	288
Net interest income	6,952	7,004
Provision for loan losses	175	75
Net interest income after provision for loan losses	6,777	6,929

Total non-interest income	2,147	2,438
Total non-interest expense	5,994	5,807
Income before income taxes	2,930	3,560
Income tax expense	400	618
Net income	2,530	2,942
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$2,527	$2,939

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.75	$0.88

Diluted	$0.75	$0.88

Weighted average common shares outstanding:
Basic	3,350,745	3,342,492

Diluted	3,350,745	3,347,767

OTHER FINANCIAL DATA

Cash dividends per share	$0.26	$0.26
Return on average assets (annualized) (1)	0.88%	1.15%
Return on average equity (annualized) (1)	9.23%	10.59%
Net interest margin (tax-equivalent basis)	2.59%	3.01%
Interest rate spread (tax-equivalent basis)	2.55%	2.96%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.08%	2.28%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2022	2021

Cash and cash equivalents	$167,690	$172,509
Interest-bearing time deposits	4,588	4,839
Investment securities	445,168	449,335
Gross loans	512,195	489,370
Allowance for loan losses	6,245	6,083
Earning assets	1,094,154	1,090,874
Total assets	1,174,544	1,156,603
Deposits	1,072,079	1,035,562
Stockholders' equity, net of noncontrolling interest	96,405	113,828
Non-performing assets:
Nonaccrual loans	1,099	1,327
Accruing loans past due 90 days	99	3
Foreclosed real estate	-	36
Troubled debt restructurings on accrual status	866	975
Regulatory capital ratio (Bank only):
Community Bank Leverage Ratio (2)	8.73%	8.84%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	March 31,
	2022	2021

Return on average assets before annualization	0.22%	0.29%
Annualization factor	4.00	4.00
Annualized return on average assets	0.88%	1.15%

Return on average equity before annualization	2.31%	2.65%
Annualization factor	4.00	4.00
Annualized return on average equity	9.23%	10.59%

Net overhead expense as a % of average assets before
annualization	0.52%	0.57%
Annualization factor	4.00	4.00
Annualized net overhead expense as a % of average assets	2.08%	2.28%